Exhibit (h)(vii)

JOINDER AND THIRD AMENDMENT TO FUND SERVICING AGREEMENT

This JOINDER AND THIRD AMENDMENT (the “Amendment”) to the FUND SERVICING AGREEMENT, dated as of June 10, 2011 (the “Agreement”), as amended from time to time by and among JPMORGAN CHASE BANK, N.A. (“J.P. Morgan”) and FQF TRUST, solely on behalf of its various series listed on Appendix 1 thereto (each, a “Customer”), is entered into and shall be effective as of September 13, 2017 (the “Effective Date”), among each Customer, FQF TRUST, on behalf of AGF Global Equity Fund and AGF Global Sustainable Growth Equity Fund (each, a “New Customer”) and J.P. Morgan (referred herein individually as “Party” and collectively as “Parties”).

WITNESSETH:

WHEREAS, the Parties entered into the Agreement pursuant to which the Bank was appointed to provide certain fund accounting services to each Customer; and

WHEREAS, the Parties now wish to revise and update the Agreement as of the Effective Date to add each New Customer;

NOW THEREFORE, in consideration of the mutual agreements herein contained, the receipt and legal sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	Definitions. Terms defined in the Agreement shall, save to the extent that the context otherwise requires, bear the same respective meanings in this Amendment.

2.	Amendments. The Agreement shall be amended as follows:

a.	Each New Customer shall be added as a Party to the Agreement, effective as of the Effective Date, and all references to “Customer” in the Agreement shall include references to each New Customer.

b.	The Parties, including each New Customer, hereby acknowledge and agree that each New Customer is subject to and bound by the terms and conditions of the Agreement as of the Effective Date.

c.	Schedules 1, 2 and 3 and Appendix A of the Agreement shall not apply to the New Customers.

d.	Schedules 1-A, 2-A, 3-A and Appendix A-A attached hereto are hereby incorporated and shall form part of the Agreement solely with respect to each New Customer.

e.	Except as expressly provided herein, no other changes or modifications to the Agreement are intended or implied, and in all other respects the Agreement is hereby specifically ratified, restated and reaffirmed by the Parties.

3.	Representations. Each Party represents to the other parties that all representations contained in the Agreement are true and accurate as of the date of this Amendment, and that such representations are deemed to be given or repeated by each Party, as the case may be, on the date of this Amendment.

4.	Integration/Effect of Amendment. This Amendment and any instrument and agreements delivered pursuant hereto constitute the entire agreement of the Parties with respect to the subject matter hereof and thereof, and supersede all prior oral and written communications with respect to the subject matter hereof and thereof. To the extent that any provision of the Agreement is inconsistent with the provisions of this Amendment, the provisions of this Amendment shall control.

5.	Governing Law. This Amendment shall be construed in accordance with and governed by the laws of the State of New York excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.

6.	Counterparts. This Amendment may be executed in any number of counterparts and any such counterpart shall be deemed an original, but all such counterparts shall constitute one and the same agreement.

[Remainder of page intentionally left blank; signature page to follow.]

IN WITNESS WHEREOF, the parties hereto have entered into this Amendment as of the date set forth above.

FQF TRUST, solely on behalf of its various series listed on Appendix 1 hereto

By:	/s/ Kevin McCreadie
Name:	Kevin McCreadie
Title:	Vice President

JPMORGAN CHASE BANK, N.A.

By:	/s/ Greg Cook
Name:	Greg Cook
Title:	Executive Director

APPENDIX 1

CUSTOMER LIST

FUND NAME
QUANTSHARES U.S. MARKET NEUTRAL MOMENTUM FUND
QUANTSHARES U.S. MARKET NEUTRAL VALUE FUND
QUANTSHARES U.S. MARKET NEUTRAL ANTI-BETA FUND
QUANTSHARES U.S. MARKET NEUTRAL SIZE FUND
QUANTSHARES EQUAL WEIGHTED HIGH MOMENTUM FACTOR FUND
QUANTSHARES EQUAL WEIGHTED LOW BETA FACTOR FUND
QUANTSHARES EQUAL WEIGHTED VALUE FACTOR FUND
QUANTSHARES HEDGED DIVIDEND INCOME FUND
O’SHARES FTSE U.S. QUALITY DIVIDEND ETF
O’SHARES FTSE EUROPE QUALITY DIVIDEND ETF
O’SHARES FTSE EUROPE QUALITY DIVIDEND HEDGED ETF
O’SHARES FTSE ASIA PACIFIC QUALITY DIVIDEND ETF
O’SHARES FTSE ASIA PACIFIC QUALITY DIVIDEND HEDGED ETF
AGF GLOBAL EQUITY FUND
AGF GLOBAL SUSTAINABLE GROWTH EQUITY FUND

Schedule 1-A Accounting and NAV Calculation Services

A.	DEFINITIONS

1.	Definitions.

As used in this Agreement and the Schedules and Appendices to this Agreement, the following terms have the meaning hereinafter stated:

“Accounting Records” means the official books and records which are maintained by or in respect of the Funds in accordance with Applicable Law.

“Business Day” means a day on which the New York Stock Exchange is open for Business.

“Custodian” means the entity appointed as the custodian of the Funds, as notified by the Customer to J.P. Morgan in writing.

“Daily” means, in relation to an activity, that it is repeated on each Business Day.

“NAV” means, in relation to any of the Funds, the net asset value per Share for that Fund.

“NAV Error” has the meaning given in APPENDIX A Net Asset Value Error Correction Policy and Procedures.

“Transfer Agent” means the entity appointed as the transfer agent of the Funds, as notified by the Customer to J.P. Morgan in writing.

“Valuation Procedures” means the procedures to be followed by J.P. Morgan with respect to valuation of the Funds’ securities, as agreed by the parties.

2.	Interpretation.

Capitalized terms which are defined in the main body of this Agreement shall be defined as provided in the main body unless otherwise defined in this Schedule.

B.	FUND ACCOUNTING

1.	Maintenance of Accounting Records.

(a)	J.P. Morgan shall maintain the following Accounting Records in accordance with U.S. generally accepted accounting principles:

(i)	journals containing an itemized Daily record of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits;

(ii)	general and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received;

(iii)	separate ledger accounts; and

(iv)	a monthly trial balance of all ledger accounts (except shareholder accounts).

(b)	J.P. Morgan shall update the Accounting Records to reflect completed Share Transactions as notified to it by the Transfer Agent on a total aggregate basis.

(c)	J.P. Morgan is not required to calculate performance fees, or performance fee waivers, expense caps or collars, except as may be agreed with the Customer.

2.	Distributions.

(a)	Daily Distributing Funds: J.P. Morgan will compute each Fund’s net income and capital gains, dividend payables, dividend factors and agreed upon rates and yields.

(b)	Non-Daily Dividend Funds: J.P. Morgan will record Fund distributions as notified to it by the Funds’ Administrator.

3.	Assistance to Auditors.

J.P. Morgan shall provide reasonable cooperation and assistance to the auditors of the Funds, including without limitation by providing copies of extracts of the Accounting Records and other documentation which is maintained by J.P. Morgan on behalf of the Funds as reasonably required by such auditors to carry out their functions.  The Customer and/or the Investment Adviser shall coordinate all requests for assistance by auditors.

C.	FUND VALUATIONS

1.	NAV Calculation and Reporting.

(a)	J.P. Morgan shall perform NAV calculations in accordance with:

(i)	the Prospectus;

(ii)	the 1940 Act;

(iii)	Valuation Procedures; and

(iv)	Instructions which are consistent with J.P. Morgan’s operating model, provided that, in the cases of (iii) and (iv), they are consistent with (i) and (ii).

(b)	J.P. Morgan shall perform the following NAV calculation functions Daily, unless otherwise agreed with the Customer:

(i)	recording all security transactions including appropriate gains and losses from the sale of Fund securities;

(ii)	recording each Fund’s (or class’) capital share activities based upon Share Transactions received by the Transfer Agent;

(iii)	recording interest income, amortization/accretion income and dividend income;

(iv)	accruing Fund (or class) expenses according to instructions received from the Funds’ Administrator;

(v)	recording all corporate actions affecting securities held by each Fund;

(vi)	determining the outstanding receivables and payables for all (1) security trades, (2) Share Transactions; and (3) income and expense accounts;

(vii)	obtaining security prices from independent pricing services, or if such quotes are unavailable, obtaining such prices from the Funds’ Investment Adviser or its designee, as approved by the Board; and

(viii)	following directions from the Fund’s Investment Adviser with respect to the fair valuation of assets of the Fund.

(c)	J.P. Morgan shall report confirmed NAV calculations to

(i)	the Investment Adviser;

(ii)	the Transfer Agent; and

(iii)	such third parties as agreed with the Customer.

(d)	J.P. Morgan shall provide maintenance on behalf of the Funds of all books (in accordance with GAAP and Tax Basis) and records which the Funds are, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the 1940 Act, relating to the maintenance of books and records in connection with the services to be provided hereunder.

2.	NAV Errors.

Subject to Applicable Law and notwithstanding additional duties of J.P. Morgan as furthermore described in APENDIX A Net Asset Value Error Correction Policy and Procedures to this Schedule.

(a)	J.P. Morgan shall report all NAV Errors to the Customer promptly upon discovery.

(b)	The Customer shall ensure that all errors in NAV calculations identified by it, or by the Investment Adviser, are reported to J.P. Morgan as soon as reasonably practicable following discovery.

(c)	J.P. Morgan shall correct NAV Errors as and when required by APPENDIX A Net Asset value Error Correction Policy to this Schedule.

J.P. Morgan’s responsibilities with respect to the correction of an error in calculating the net asset value of any Fund shall be subject to APPENDIX A Net Asset Value Error Correction Policy and Procedures to this Schedule.

3.	Prices of OTC Derivatives and Certain Other Assets.

(a)	[If Customer elects to use the J.P. Morgan OTC Derivative Administration Solutions valuation service to value OTC Derivative Contracts held by the Fund, that service will be provided in accordance with, and be subject to, the terms and conditions set forth in Schedule 4 OTC Derivative Administration Solution.

(b)	[Except as set forth in paragraph (a),] J.P. Morgan shall value OTC Derivative Contracts and other investments that J.P. Morgan reasonably determines do not have a readily ascertainable fair market value at the price provided by the Customer and/or the Investment Adviser of the applicable Fund or by a vendor selected by that Investment Adviser or the Customer. Such a vendor may be an application service provider that J.P. Morgan is directed to use by the applicable Investment Adviser or the Customer to calculate prices of OTC Derivative Contracts. In the event that any such vendor is J.P. Morgan or an Affiliate of J.P. Morgan, J.P. Morgan’s responsibility for the errors or omissions of such vendor shall be as set forth in a separate agreement between the Customer and the vendor.

D.	Reconciliations of Securities Positions and Cash and/or Currency Balances

1.	J.P. Morgan shall reconcile its records of securities positions and cash and/or currency balances of the relevant Fund to the records of the relevant custodian (including itself for assets held in custody by J.P. Morgan), and shall perform similar reconciliations to the relevant source with respect to other material investment assets or liabilities. Such reconciliations shall be conducted at the frequency as agreed with the Customer in the case of cash and/or currency holdings, securities and other investment assets or liabilities.

2.	In cases where J.P. Morgan or one of its Affiliates is not the custodian for any given Fund, or does not hold assets belonging to the Fund in its custody, the Customer shall ensure that the applicable custodian shall provide J.P. Morgan with timely, accurate and complete records of securities position and cash and/or currency balances to J.P. Morgan for that Fund. The Customer also shall ensure that the relevant source shall provide J.P. Morgan with timely, accurate and complete records of any other material investment assets or liabilities for each Fund.

E.	Standard Reporting

J.P. Morgan shall make available a standard set of reports as agreed with the Customer.

F.	Services Requiring Separate Arrangements

1.	Non-Standard Services and Reports.

Additional services and special reports are available by arrangement between the Customer and J.P. Morgan under the terms and conditions of this Agreement (other than adjustments in compensation as may be agreed).  The non-standard services and special reports will be subject to the Change Control processes set forth in Section 2.6.

2.	Messaging/Communication.

Unless otherwise agreed in accordance with the Change Control process set forth in Section 2.6, all information delivered to J.P. Morgan (including but not limited to trade flows and reconciliation reports) shall be via J.P. Morgan’s standard means of electronic communication.

APPENDIX A-A Net Asset Value Error Correction Policy and Procedures

1.	As used in this Agreement and the Schedules and Appendices to this Agreement, the following terms have the meaning hereinafter stated:

“NAV Error” is defined as one or more errors in the computation of net asset value which, when considered cumulatively, result in a difference between the originally computed NAV and the corrected NAV of at least $0.010 per share. This computation is based upon the actual difference and is not based upon the rounding of the NAV to the nearest cent per share.

“Per Share NAV Error” is the difference between the originally computed per share NAV, and the amount that would have been computed had the errors not occurred.

“NAV Error Period” comprises those days during which a NAV Error existed.

“Fund Loss” refers to a situation where a Fund has either paid excessive redemption proceeds as a result of an overstatement of the NAV or received insufficient subscription proceeds as a result of an understatement of the NAV. When such a Fund Loss occurs, the individual Shareholders effecting transactions received a corresponding benefit (a “Shareholder Benefit”).

“Fund Benefit” means a situation where a Fund has either paid insufficient redemption proceeds as a result of an understatement of NAV or received excessive subscription proceeds as a result of an overstatement of NAV. When such a Fund Benefit occurs, the individual Shareholders effecting transactions suffer a corresponding loss (a “Shareholder Loss”).

The term “responsible person” means a person who, by virtue of negligence, fraud, or willful misconduct, caused or contributed to an NAV Error.

2.	The following Procedures will be utilized by J.P. Morgan with respect to NAV Error corrections:

(a)	If the error in the computation of the net asset value is less than $0.010 per share, no action shall be taken.

(b)	If a Per Share NAV Error is less than one half of one percent of the originally computed Per Share NAV, J.P. Morgan, on behalf of the Funds, will determine whether total Fund Losses exceeded total Fund Benefits for the NAV Error Period. If the Fund incurred a net loss, the Customer will be responsible for obtaining reimbursement for such loss from the responsible person or persons. If the Fund had a net benefit, no action need be taken; however, such net benefit should not be carried forward to any analyses performed in the future for other NAV Errors that may arise.

(c)	If the Per Share NAV Error equals or exceeds one half of one percent of the originally computed per share NAV, 1) account adjustments should be made to compensate Shareholders for Shareholder Losses, and 2) the Customer will be responsible for obtaining reimbursement for such loss from the responsible person or persons for Fund Losses.

(i)	With respect to individual Shareholder Losses, the Customer will be responsible for causing the Fund (or responsible party) to pay to individual Shareholders any additional redemption proceeds owed and either refund excess subscription monies paid or credit the Shareholder account as of the date of the NAV Error, for additional shares. Nevertheless, no correction of a given individual Shareholder account shall be made unless the applicable Shareholder Loss for such Shareholder equals or exceeds a de minimis amount of $25.

(ii)	With respect to Fund Losses, the Customer will be responsible for causing either the responsible person or persons or the individual Shareholders to reimburse the Fund for the amount of the Fund’s Losses. (Note that there is no netting of Fund Losses (as described in (c(i) above) where the error equals or exceeds ½ of 1% of NAV, to the extent benefits were paid out by the Fund to Shareholders as account adjustments).

(d)	In the case of an error that fluctuates above and below one half of one percent, individual Shareholder adjustments should be effected for those days where the NAV Error was equal to or exceeded one half of one percent. With respect to the remaining days, the Fund level process described above in Section 2(b) may be applied.

(e)	If there is a subsequent discovery of an error which affects a NAV Error Period that had previously been corrected in the manner described above, the subsequently discovered NAV Error should be analyzed in isolation without taking into consideration the previously corrected NAV Errors.

(f)	In cases where a NAV Error has occurred, the Customer, upon J.P. Morgan’s request, will instruct the Transfer Agent to reprocess transactions and to adjust each Shareholder’s Shares upwards or downwards accordingly, at the expense of the responsible person or persons. If the Transfer Agent does not agree to reprocess transactions resulting from a NAV Error for which J.P. Morgan is a responsible person, J.P. Morgan’s liability will be limited to the amount it would have been liable for had the reprocessing occurred.

(g)	In cases where J.P. Morgan is not the responsible person with regard to an NAV Error, J.P. Morgan shall be entitled to reasonable compensation for the work it performs with respect to the remediation of the NAV Error.

(h)	In cases where J.P. Morgan is a responsible person with regard to an NAV Error, but not the sole responsible person, the Fund, to the extent customary under industry practice, shall seek recovery from each such responsible person, for its proportional share of the applicable Fund Loss or Shareholder Loss.

SCHEDULE 2-A FUND ADMINISTRATION SERVICES FOR THE MUTUAL FUNDS

A.	Portfolio Compliance Service.

1.	Subject to the timely availability of accurate data, J.P. Morgan will perform testing of the Fund’s portfolio compliance:

(i)	on a daily basis with respect to such investment restrictions and other regulatory requirements as are agreed in writing by the Customer and J.P. Morgan;

(ii)	on a quarterly basis with respect to the requirements of Section 851 of the Internal Revenue Code and applicable Treasury Regulations for qualification as a regulated investment company; and

(iii)	will report its findings to the Customer from time to time as agreed between the parties (the “Portfolio Compliance Service”).

2.	J.P. Morgan is providing the Portfolio Compliance Service as a reporting service to the Customer to assist it in the oversight of the Funds and is not acting in a fiduciary capacity for the Funds. Accordingly, J.P. Morgan shall have no liability for any Liabilities (including investment losses) incurred by the Customer or any Fund resulting from the reliance by the Customer (or any other person) on the accuracy or completeness of the Portfolio Compliance Service.

B.	Financial Reporting Services.

J.P. Morgan will prepare the reports and filings below for the review and approval by the Customer’s officers and will file such documents with the SEC upon receipt of approval from the Customer’s officers.

1.	Semi-Annual and Annual Reports.

J.P. Morgan will prepare financial information for the Funds’ semi-annual reports, annual reports and financial statements for routine prospectus updates.

2.	24f-2 Notices.

J.P. Morgan will prepare the annual Rule 24f-2 Notice.

3.	Form N-Q.

J.P. Morgan will prepare Form N-Q on a quarterly basis.

4.	Form N-SAR.

J.P. Morgan will prepare Form N-SAR on a semi-annual basis.

5.	Form N-CSR.

J.P. Morgan will compile information for Form N-CSR on a semi-annual basis.

6.	Additional Services.

The following services are available by arrangement between the Customer and J.P. Morgan (and subject to additional fees): pro forma statements and in-house type-setting and publishing.

C.	Tax Services.

J.P. Morgan will provide the following tax services, subject to the review and approval of the Customer, the Investment Adviser and/or the Funds’ auditors.

1.	Preparation of Certain Documents:

J.P.	Morgan shall prepare the following for review and approval by the Customer:

(i)	Fiscal and excise tax provisions in accordance with the Internal Revenue Code and applicable rules and regulations;

(ii)	Federal (Form 1120-RIC), state income tax return for state of incorporation (or additional states as agreed, subject to additional fees) and excise tax returns (Form 8613) (including filings by extended due dates) and file;

(iii)	Year end re-characterizations, such as return of capital, foreign tax credit, qualified dividend income and tax exempt percentages for Form 1099- DIV;

(iv)	All applicable data required for year end shareholder reporting requirements, such as income by state, income by country, treasury income;

(v)	Calculation of income/capital gain distributions (in compliance with income/excise tax distribution requirements) in accordance with the Internal Revenue Code and any applicable rules and regulations; and

(vi)	All items regarding liquidations or mergers, including completion of the final tax provisions, returns and calculations of all tax attributes.

2.	Financial Statement Support:

J.P.       Morgan will support the Funds’ financial statement process by preparing and reviewing the following:

(i)	Return of Capital Statement of Position (ROC SOP) disclosure.

(ii)	Tax Footnote disclosure that involves tax cost of investments, ROC SOP reclassification, tax character of distributions (comparative table – prior year and current year), distributable earnings, capital loss carry forward (and if applicable, post October loss.

(iii)	60 day notice information required by the Tax Code for foreign tax credit, long-term capital gain designation, tax exempt income, dividend received deduction, qualified dividend income, qualified interest income, and qualified short-term gain.

3.	Additional Services

The following services are available by arrangement between the Customer and J.P. Morgan (and subject to additional fees): REMIC OID calculations, accelerated fiscal or excise tax reporting, mutually agreed upon-tax consulting, assistance with Internal Revenue audits or audits conducted by state taxing authorities, assist and test for ownership charges (based upon mutually agreed upon procedures) and determine personal holding company status, as deemed necessary.

D.	Regulatory Services.

J.P. Morgan will perform the following services subject to the review and approval of the Customer and its legal counsel.

1.	Prospectus/Statement of Additional Information Updates

J.P. Morgan will prepare for review by the Customer post-effective amendments to the Registration Statement for annual update purposes and file with the SEC; prepare draft response to SEC comments and file response letter when a post-effective amendment includes material changes; prepare and file prospectus and statement of additional information stickers as required and coordinate printing and distribution thereof.

2.	Other Regulatory Filings

(a)	Fidelity Bond: J.P. Morgan shall obtain a copy of the Customer’s fidelity bond from the Customer’s insurance broker, and prepare and file with the SEC annually.

(b)	Form N-PX: J.P. Morgan shall obtain the Funds’ proxy voting record information from the vendor designated by the Customer, prepare a draft Form N-PX for review by the Customer and act as liaison with the Customer’s financial printer with respect to its filing.

3.	Board Materials

J.P. Morgan shall prepare for review by the Customer and its legal counsel a production schedule, notice, agenda and all routine Board materials, including Board memoranda and resolutions for regular quarterly Board meetings and distribute the materials to all necessary parties. An officer of J.P. Morgan will attend the Board meetings and draft the minutes thereof for review by the Customer and its legal counsel. J.P. Morgan shall maintain the minutes of all meetings in the corporate records of the Funds.

4.	Calendars

J.P. Morgan shall maintain an annual calendar of Board and Committee meetings

E.	General Administration Services.

1.	Board Materials

J.P. Morgan will prepare or compile Fund performance and expense information, financial reports, and compliance data and information for inclusion in the regular quarterly Board meeting materials.

2.	Dividend Distributions

J.P. Morgan will calculate dividend distributions in accordance with the Funds’ distribution policies and assist the Investment Adviser in making final determinations of distribution amounts.

3.	Expense Accruals

J.P. Morgan will prepare Fund or class expense projections, establish accruals and review on a periodic basis, including expenses based on a percentage of average daily net assets (e.g., management, advisory and administrative fees) and expenses based on actual charges annualized and accrued daily (e.g. audit fees, registration fees, directors’ fees).

4.	Expense Payments

Upon Instruction by the Customer’s officer, J.P. Morgan will arrange for the payment of each Fund’s (or class’) expenses.

5.	Reports

J.P. Morgan will report Fund performance to outside statistical service providers as instructed by the Investment Adviser.

6.	Chief Compliance Officer Support

J.P. Morgan will provide annual representation letters in connection with Customer’s obligations under Rule 38a-1 under the 1940 Act and liaise with the Funds’ Chief Compliance Officer as necessary.

7.	SEC Examinations

J.P. Morgan will provide support and coordinate communications and data collection of records and documents held by J.P. Morgan on the Funds’ behalf, with respect to routine SEC regulatory examinations of the Funds.

8.	Non-Executive Officers

J.P. Morgan will furnish appropriate non-executive officers for the Customer, such as assistant treasurers and secretaries.

Schedule 3-A Remuneration for the Mutual Funds

To be agreed by the parties